As filed with the Securities and Exchange Commission on May 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMKOR TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	23-1722724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2045 East Innovation Circle Tempe, AZ	85284
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

(Full title of the plan)

Mark N. Rogers

Executive Vice President, General Counsel

and Corporate Secretary

Amkor Technology, Inc.

2045 East Innovation Circle

Tempe, AZ 85284

(Name and address of agent for service)

(480) 821-5000

(Telephone number, including area code, of agent for service)

Copy to:

Eric S. Siegel, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

(215) 994-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value, to be issued under the 2021 Equity Incentive Plan	20,209,374	$18.685	$377,612,153.19	$41,197.49

(1)

Amkor Technology, Inc. (the “Registrant”) is filing this registration statement to register 20,209,374 shares of common stock, $0.001 par value (the “Common Stock”), for issuance under the 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall cover any additional shares of Common Stock which become issuable under the 2021 Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee under Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low selling price per share of Common Stock on May 11, 2021, as reported by the Nasdaq Global Select Market.

EXPLANATORY NOTE

On March 25, 2021, the board of directors of Amkor Technology, Inc., a Delaware corporation (the “Registrant”), approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan will supersede and replace the Registrant’s Second Amended and Restated 2007 Equity Incentive Plan (the “Prior Plan”). The 2021 Plan was approved by the Registrant’s stockholders on May 18, 2021 (the “Effective Date”). The total number of shares of the Registrant’s common stock, $0.001 par value (the “Common Stock”), that may be issued under the 2021 Plan is 22,456,998 shares (which is composed of 2,247,624 shares that remained available for issuance under the 2007 Equity Plan as of the Effective Date (the “Prior Plan Shares”), plus 20,209,374 “new” shares that are being registered pursuant to this Registration Statement).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and the Securities and Exchange Commission’s (the “Commission”) Compliance and Disclosure Interpretation 126.43, on the date hereof, the Registrant filed Post-Effective Amendment No. 1 to its registration statement on Form S-8 (File No. 333-149376) to cover the issuance of the Prior Plan Shares pursuant to the 2021 Plan.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) is not required to be filed with the Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 19, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;

(c)	The Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2021; and

(d)

The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed on October 22, 1997, including any future amendment or report filed for the purpose of updating such description, including the Description of the Registrant’s Securities Registered Pursuant to Section  12 of the Securities Exchange Act of 1934, filed as Exhibit 4.3 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in its Bylaws and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant’s certificate of incorporation provides that none of its directors will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time. Neither the amendment nor repeal of such provision, nor the adoption of any provision of the certificate of incorporation will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision.

Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such persons against such liability under the statute. The Registrant has purchased liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed October 6, 1997 (Reg. No. 333-37235).

4.2	Certificate of Correction to Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed April 8, 1988 (Reg. No. 333-49645).

4.3	Restated Bylaws as amended on November 5, 2013, incorporated by reference to Exhibit 3.3 of the Registrant’s Annual Report on Form 10-K filed February 28, 2014 (Reg. No. 000-29472).

4.4	Indenture, dated March 15, 2019, by and between Amkor Technology, Inc. and U.S. Bank National Association, as trustee, regarding the 6.625% Senior Notes due 2027, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed March 15, 2019 (Reg. No. 000-29472).

5.1*	Opinion of Dechert LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Dechert LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

99.1	2021 Equity Incentive Plan, incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 12, 2021 (Reg. No. 000-29472).

*	Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on May 18, 2021.

AMKOR TECHNOLOGY, INC.

/s/ Guillaume Marie Jean Rutten
Name:	Guillaume Marie Jean Rutten
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guillaume Marie Jean Rutten and Mark N. Rogers, and each of them, his or her attorneys-in-fact, and agents, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Guillaume Marie Jean Rutten	President and Chief Executive Officer	May 18, 2021
Guillaume Marie Jean Rutten

/s/ Megan Faust	Executive Vice President and Chief Financial Officer	May 18, 2021
Megan Faust

/s/ James J. Kim	Executive Chairman	May 18, 2021
James J. Kim

/s/ Susan Y. Kim	Executive Vice Chairman	May 18, 2021
Susan Y. Kim

/s/ Douglas A. Alexander	Director	May 18, 2021
Douglas A. Alexander

/s/ Roger A. Carolin	Director	May 18, 2021
Roger A. Carolin

/s/ Winston J. Churchill	Director	May 18, 2021
Winston J. Churchill

/s/ Daniel Liao	Director	May 18, 2021
Daniel Liao

/s/ MaryFrances McCourt	Director	May 18, 2021
MaryFrances McCourt

/s/ Robert R. Morse	Director	May 18, 2021
Robert R. Morse

/s/ Gil C. Tily	Director	May 18, 2021
Gil C. Tily

/s/ David N. Watson	Director	May 18, 2021
David N. Watson